Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of April 29, 2005, to be effective September 9, 2005, is entered into between Infinity, Inc., a Colorado corporation (the “Company”), and Infinity Energy Resources, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Infinity Delaware”).
Recitals
     WHEREAS, the board of directors of each of the Company and Infinity Delaware deems it advisable, upon the terms and subject to the conditions herein stated, that the Company be merged with and into Infinity Delaware, and that Infinity Delaware be the surviving corporation (the “Reincorporation Merger”); and
     WHEREAS, the Company’s shareholders have approved this Agreement;
     NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree as follows:
ARTICLE I
THE REINCORPORATION MERGER; EFFECTIVE TIME
     1.1 The Reincorporation Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Infinity Delaware whereupon the separate existence of the Company shall cease. Infinity Delaware shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Reincorporation Merger and shall continue to be governed by the laws of the State of Delaware. The Reincorporation Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”), and in the Colorado Business Corporation Act, as amended (the “CBCA”), and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, the obligations under the Company’s 2004 Stock Option Plan, and all outstanding indebtedness of the Company.
     1.2 Effective Time. Provided that the condition set forth in Section 5.1 has been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.1, on the date of the closing of the Reincorporation Merger, the Company and Infinity Delaware shall cause a Statement of Merger to be executed and filed with the Secretary of State of Colorado (the “Colorado Statement of Merger”) and a Certificate of Merger to be executed and filed with the Secretary of State of Delaware (the “Delaware Certificate of Merger”). The Reincorporation Merger shall become effective upon the date and time specified in the Colorado Statement of Merger and the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II
CHARTER AND BYLAWS OF THE SURVIVING CORPORATION
     2.1 The Certificate of Incorporation. The certificate of incorporation of Infinity Delaware in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.
     2.2 The Bylaws. The bylaws of Infinity Delaware in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.
ARTICLE III
OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION
     3.1 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.
     3.2 Directors. The directors of the Company at the Effective Time shall, from and after the Effective Time, be the following: Elliot Kaplan, Robert Lorenz, Leroy Richie, Stanton Ross and James Tuell, each with terms expiring at the 2006 annual meeting of stockholders, to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.
ARTICLE IV
EFFECT OF MERGER ON CAPITAL STOCK
     4.1 Effect of Merger on Capital Stock. At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of the Company, Infinity Delaware or the shareholders of the Company:
          (a) Each share of Infinity common stock issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of common stock, par value $0.0001, of Infinity Delaware (“Infinity Delaware Common Stock”) and all shares of Infinity common stock shall be cancelled and retired and shall cease to exist.
          (b) No shares of Infinity Preferred Stock were issued or outstanding immediately prior to the Effective Time. All shares of Infinity Preferred Stock shall be cancelled and retired and shall cease to exist.
          (c) Each option, warrant, purchase right or other security of the Company issued and outstanding immediately prior to the Effective Time, if any, shall be converted into and shall be an identical security of Infinity Delaware. The same number of shares of Infinity Delaware Common Stock shall be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities as is equal to the number of shares of Infinity common stock so reserved as of the Effective Time.

          (d) Each share of Infinity Delaware Common Stock owned by the Company shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.
     4.2 Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Infinity common stock or options, warrants, purchase rights or other securities of the Company, if any, shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective Infinity Delaware Common Stock, or options, warrants, purchase rights, units or other securities of Infinity Delaware, if any, as the case may be, into which the shares of Infinity common stock, or options, warrants, purchase rights or other securities of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Infinity Delaware Common Stock, or options, warrants, purchase rights or other securities of Infinity Delaware, if any, as the case may be, evidenced by such outstanding certificate, as above provided.
ARTICLE V
CONDITION
     5.1 Condition to Each Party’s Obligation to Effect the Reincorporation Merger. The respective obligation of each party hereto to effect the Reincorporation Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by each of the holders of Infinity common stock pursuant to the CBCA and the articles of incorporation of the Company.
ARTICLE VI
TERMINATION
     6.1 Termination. This Agreement may be terminated, and the Reincorporation Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, if the board of directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of the Company and its shareholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or Infinity Delaware, or any of their respective shareholders, directors or officers.
ARTICLE VII
MISCELLANEOUS AND GENERAL
     7.1 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of Infinity common stock shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.
     7.2 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     7.3 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
     7.4 Entire Agreement. This Agreement constitutes the entire agreement and supercedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
     7.5 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     7.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     7.7 Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

INFINITY, INC.
a Colorado corporation

By:	/s/ James A. Tuell

Name: James A. Tuell
Title: President and Chief Executive Officer

INFINITY ENERGY RESOURCES, INC.
a Delaware corporation

By:	/s/ James A. Tuell

Name: James A. Tuell
Title: President

5